Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the St. Jude Medical, Inc. Management Savings Plan of our reports dated February 27, 2008, with respect to the consolidated financial statements of St. Jude Medical, Inc., and the effectiveness of internal control over financial reporting of St. Jude Medical, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 29, 2007, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/   Ernst & Young LLP

Minneapolis, Minnesota

February 28, 2008